Exhibit 99.4
News Release

Media contact: Dave Thompson, 678 579 5298 dave.thompson@mirant.com Investor Relations contact: Cameron Bready, 678 579 7742 cameron.bready@mirant.com Stockholder inquiries: 678 579 7777
December 2, 2005
Court Confirms Mirant’s Plan of Reorganization
Course Now Set for Company to Emerge from Chapter 11
     ATLANTA – Mirant (Pink Sheets: MIRKQ) announced today that, late yesterday, Judge D. Michael Lynn of the U.S. Bankruptcy Court for the Northern District of Texas, Ft. Worth Division, determined that Mirant’s Chapter 11 Plan of Reorganization satisfies all the requirements for confirmation and that an order would be entered formally confirming the Plan on December 8, 2005.
     The Plan converts nearly $7 billion of debt and liabilities into common stock of the reorganized company, reinstates $1.7 billion of debt at the company’s Mirant Americas Generation, LLC (MAG) subsidiary and implements settlements between the company and a number of its major constituencies, including the financers of the company’s Mirant Mid-Atlantic, LLC subsidiary (MIRMA).
     The MIRMA settlement dictates the timing of the confirmation order’s entry and contemplates a December 9 hearing to address any issues that may be raised with respect to the settlement by holders of MIRMA’s pass-through certificate holders.
     With confirmation, the company is prepared to emerge from Chapter 11 around year-end. In connection with the confirmation of the Plan, Mirant has elected to leave its New York subsidiaries in Chapter 11 pending the outcome of currently incomplete settlement negotiations with certain New York taxing authorities regarding Mirant’s efforts to recover real property tax overpayments made in prior years. The Plan will have no impact on Mirant’s Caribbean and Philippine operations, which were not part of the Chapter 11 proceedings.
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     “The Court’s confirmation of our Plan is a milestone for Mirant. It speaks to the painstaking efforts of Mirant’s staff to reach a consensus with thousands of stakeholders in one of the most complex bankruptcy cases on record,” said M. Michele Burns, Mirant’s chief restructuring officer.
     Burns continued, “The progress we’ve made since this case began more than two years ago is remarkable, and we’re satisfied that the global settlement is fair and equitable to all parties, including shareholders.”
     “Importantly, the plan’s de-leveraging of Mirant’s balance sheet positions the company to be a strong competitor in the merchant energy sector,” said Edward R. Muller, Mirant’s chairman and chief executive officer.
     Mirant expects to complete its $2.3 billion exit financing later this month, and to begin making Plan distributions to creditors and shareholders soon after emergence.
     In confirming the Plan, which the company first filed in January of this year, the Court described the end result as “extraordinary” given the size and complexity of the case and the value being returned to creditors and shareholders.
     Mirant is a competitive energy company that produces and sells electricity in North America, the Caribbean, and the Philippines. Mirant owns or leases more than 18,000 megawatts of electric generating capacity globally. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com.
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Caution regarding forward-looking statements:
Some of the statements included herein involve forward-looking information. Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur. There are various important factors that could cause actual results to differ materially from those indicated in the forward- looking statements, such as, but not limited to, (i) the instructions, orders and decisions of the Bankruptcy Court and other effects of legal and administrative proceedings, settlements, investigations and claims; (ii) Mirant’s ability to satisfy the conditions precedent to the effectiveness of the Plan of Reorganization, including the ability to consummate the exit financing; (iii) the outcome of the December 9 hearing with respect to the settlement with the holders of the MIRMA pass-through certificates; (iv) changes in market conditions, including developments in energy and commodity supply, demand, volume and pricing or the extent and timing of the entry of additional competition in the markets of Mirant or Mirant’s subsidiaries and affiliates; (v) market volatility or other market conditions that could increase Mirant’s obligations to post collateral beyond amounts which are expected; (vi) Mirant’s inability to access effectively the over-the-counter and exchange-based commodity markets or changes in commodity market liquidity or other commodity

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market conditions, which may affect Mirant’s ability to engage in hedging activities as expected; (vii) Mirant’s ability to borrow additional funds and access capital markets; (viii) weather and other natural phenomena, war, terrorist activities or the occurrence of a catastrophic loss; (ix) deterioration in the financial condition of Mirant’s customers or counterparties and the resulting failure to pay amounts owed to Mirant or to perform obligations or services due to Mirant; (x) the inability of Mirant’s operating subsidiaries to generate sufficient cash flow and Mirant’s inability to access that cash flow to enable it to make debt service and other payments; (xi) Mirant’s substantial consolidated indebtedness and the possibility that Mirant and its subsidiaries may incur additional indebtedness in the future; (xii) restrictions on the ability of Mirant’s subsidiaries to pay dividends, make distributions or otherwise transfer funds to Mirant, including restrictions on Mirant Mid-Atlantic, LLC contained in its leveraged lease financing arrangements; (xiii) the disposition of the pending litigation described in Mirant’s filings with the Securities and Exchange Commission; and (xiv) other factors discussed in Mirant’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission.